EXHIBIT 10(qq)

                              SONS OF GWALIA LTD   [SONS OF GWALIA LTD LOGO]
                               ACN 008 994 287
                                  PKL:IF:256
                                  7 May 1997


BY FACSIMILE TO: 1 208 664 4202

Dennis E Wheeler
Chairman, President and
Chief Executive Officer
Coeur d'Alene Mines Corporation
505 Front Avenue, P0 Box I
Coeur d'Alene
IDAHO  83816-0316
USA


Dear Dennis


                           GASGOYNE GOLD MINES N.L.

I refer to the arrangements we have entered into today pursuant to a shareholders agreement in relation to Gasgoyne. The purpose of this letter is to confirm our understanding in relation to dealing with Gasgoyne's gold production and the gold forward sales contract which Gasgoyne has entered into with Bankers Trust Australia Limited and Citibank Ltd.

1.    Gasgoyne's Gold Production

      I confirm that it is our understanding that Sons of Gwalia and Coeur will procure the sale by Gasgoyne to Sons of Gwalia and Coeur (or their nominees) in equal shares (on the basis that their shareholdings in Gasgoyne are equal) all of its gold production at a price equivalent to the cost of production of that gold as identified in the financial statements of the Yilgarn Star Joint Venture.

2.    Forward Sales Contracts

      I also confirm our understanding that as soon as practicable Sons of Gwalia and Coeur will endeavour to negotiate and enter into forward gold sales contracts with Bankers Trust and Citibank in respect of the gold purchased by them from Gasgoyne on the same terms and conditions as the existing gold forward sales contracts between Gasgoyne, Bankers Trust and Citibank.

         6 Parliament Place, PMB l6. West Perth, Western Australia  6872
           Tel: (61-9) 263 5555  Fax: (6l-9)4 8l l27l  Telex AA 95797
                       E-Mail: gwalia@perth.dialix.oz.au

      The forward gold sale contracts to be entered into by Sons of Gwalia and Coeur will contain undertakings by Sons of Gwalia and Coeur to the effect that they will procure that Gasgoyne does not exercise its rights under the gold forward contracts for so long as their proposed contracts with Bankers Trust and Citibank remain in force.

      In the event that we are unable to negotiate and enter into these arrangements with Bankers Trust and Citibank, Sons of Gwalia and Coeur will enter into forward gold sale contracts with Gasgoyne to sell to Gasgoyne the gold purchased by them from Gasgoyne on equivalent terms and for the same price as provided for under the existing gold forward contracts between Gasgoyne, Bankers Trust and Citibank.

Please confirm your agreement to these matters by signing this letter below and returning a copy to me.

Yours sincerely,

 /s/PETER K LALOR
 ----------------
 PETER K LALOR
 Managing Director

Coeur d'Alene Mines Corporation agrees that the matters set out above reflect the understanding of the parties.

 /s/DENNIS WHEELER
 -----------------
 DENNIS WHEELER
 Chairman
 Coeur d'Alene Mines Corporation